Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated September 3, 2001 (except Note 35 as to which the date is March 22, 2002) relating to the financial statements of the BHP Billiton Group, which appear in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS, LLP
PRICEWATERHOUSECOOPERS, LLP
London
April 8, 2003